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                                                                EXHIBIT 16.1

ERNST & YOUNG LLP

March 25, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

     We have read Item 4 of Form 8-K dated March 21, 1997 of Authentic Fitness Corporation and are in agreement with the statements contained in the first two paragraphs and the first sentence of the third paragraph therein. We have no basis to agree or disagree with the last sentence of the third paragraph or with the statements made in the fourth paragraph contained therein.

                                          Very truly yours,

                                          ERNST & YOUNG LLP